                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No.: 7      )*



Name of issuer:                            USX - Marathon Group


Title of Class of Securities:              Common Stock


CUSIP Number:                              902905827


         Check the following [space] if a fee is being paid with this
         statement: ---       .  (A fee is not required only if the filing
         person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(Continued on the following page(s))

                               Page 1 of 4 Pages

                                      13G

CUSIP No.:  902905827                                               Page 2 of 4
Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vanguard/Windsor Fund, Inc.

2.       CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP

         A.                                                 B.          X
                                                               ----------------

3.       SEC USE ONLY




4.       CITIZENSHIP OF PLACE OF ORGANIZATION

                 Maryland

(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)

5.       SOLE VOTING POWER

                               12,684,100

6.       SHARED VOTING POWER

                                  -0-

7.       SOLE DISPOSITIVE POWER

                                  -0-

8.       SHARED DISPOSITIVE POWER

                               12,684,100

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               12,684,100

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                  N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  4.39


12.      TYPE OF REPORTING PERSON

                                  IV

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------

                                  SCHEDULE 13G
                        Under the Securities Act of 1934

                                   ----------



Check the following [line] if a fee is being paid with this statement ---

Item 1(a) - Name of Issuer:

                                  USX - Marathon Group


Item 1(b) - Address of Issuer's Principal Executive Offices:

                 600 Grant Street, Pittsburgh, PA  15219

Item 2(a) - Name of Person Filing:


                                  Vanguard/Windsor Fund, Inc.

Item 2(b) - Title of Class of Securities:


                                  Common Stock

Item 2(e) - CUSIP Number

                                  902905827


Item 3 - Type of Filing:


         This statement is being filed pursuant to Rule 13d-1. The person filing is an investment company registered under Section 8 of the Investment Company Act.

Item 4 - Ownership:


         (a) Amount Beneficially Owned:

                                  12,684,100


         (b) Percent of Class:


                                  4.39



                               Page 3 of 4 Pages

         (c)  Number of shares as to which such person has:

              (i)  sole power to vote or direct to vote:         12,684,100

              (ii)  shared power to vote or direct to vote:          -0-

              (iii) sole power to dispose of or to direct the disposition of:

                          -0-

              (iv)  shared power to dispose or to direct the disposition of:

                          12,684,100

Item 5 - Ownership of Five Percent or Less of a Class:

         The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities (X).

Item 6 - Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable

Item 7 - Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on by the Parent Holding Company:

         Not applicable

Item 8 - Identification and Classification of Members of Group:

         Not applicable

Item 9 - Notice of Dissolution of Group:

         Not applicable

Item 10 - Certification:

         By signing below I certify than, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date     3-3-98                            By /s/  Raymond J. Klapinsky
     ----------------                         -------------------------
                                              Raymond J. Klapinsky


                               Page 4 of 4 Pages